Exhibit 4.13e

SUB-LEASE AGREEMENT

DATE	June 17, 2007

AGENT:	AXXA REALTIES INC.

Ron Friedman
Affiliated Real Estate Agent

FROM:	CORPORATON PARAGON INTERNATIONAL
Transcanada Highway Dorval (Quebec)

Attention: Mr. Mario E. Funez

RE:
Warehouse and office space only, located at 1710 Transcanada Highway, Dorval (Quebec) consisting of 104,208 sq.ft of “gross leasable area” for which measurements must be confirmed prior to taking possession

It is hereby understood and agreed by all parties that this Sublease agreement replaces all previous agreements between the Sub Tenant and the SubLandlord including the sublease agreement signed on June 29th, 2004.

Gentlemen:

We, CORPORATON PARAGON INTERNATIONAL (herein referred to as the “SubTenant”); hereby offer to Sub-Lease from you GRAND TOYS LTD., (herein referred to as the Sub-Landlord”), the property described above (herein referred to as the “Premises’), subject to the following terms and conditions.

SECTION 1. TERM

The term shall commence on the 1st day of May 2007, and shall terminate on the 30th day of September 2009 unless otherwise terminated as set out herein (hereinafter referred to as the “Term”), provided the Sub-Tenant is not or has not been in default of the obligations pursuant to the Sub-Lease.

RENT:

The rental rate shall be $5.25 per sq.ft. per annum commencing May 1st, 2007 until September 30, 2009.

RENEWAL OPTION:

There shall be no option to renew.

WAREHOUSE FREE RENT:

The SubTenant shall have free rent for the first four (4) months from May 1st, 2007 to August 31st, 2007 for 45,000 sq.ft. of warehouse.

OFFICE FREE RENT:

The SubTenant shall have free rent for the 20,000 sq.ft. of showroom office and stock room until December 31st. 2007.

SECTION 2. USE

The Premises will be used for warehouse, offices and distribution and other uses related to logistic and storage and for no other purpose.

SECTION 3. OCCUPANCY

The Sub-Tenant will have the right to occupy the Premises from the date of acceptance of the Offer to Sub-Lease. Sub-Landlord represents and warrants to the Sub-Tenant that there is no default or anticipated defaults under the Lease between Sub-Landlord and Head Landlord ( herein referred to as “Head Lease” ).

SECTION 4. SUB-LEASE

This Offer to Sub-Lease for the Premises will be considered to be the SubLease. The Sub-Tenant shall throughout the term carry insurance in accordance with the Head-Lease in favor of the SubLandlord and the Head Landlord.

SECTION 5. OPERATING EXPENSE

In addition to the gross rentals laid out in Clause #1 herein the SubTenant hereby undertakes to pay any increase over and above the expenses for 2007 of any and all expenses incurred regarding the operating and maintenance of the Premises, including:

(i)	Increases in all real estate taxes and/or assessments levied against the Premises i.e. Municipal tax, school tax, local improvement tax, M.U.C. tax, special taxes, surtax and or business tax;

(ii)	Increases in the cost of Premise’s insurance; Sub tenant has a right to obtain competitive bids.

(iii)	Increases in the cost of sprinkler supervisory costs, repair and maintenance costs and alarm costs; SubTenant has a right to obtain competitive bids.

(iv)	SubTenant has the right to contact and work with the Head Landlord to contest the taxes.

SECTION 6. EXPENSES

(a)	The SubTenant shall be responsible for the cost of the rail siding. The cost is approximately $4,500 per year plus taxes.

SECTION 7. HEATING AND ELECTRICITY

The SubTenant shall be responsible to pay the Gas and Electricity.

SECTION 8. SUB-SUBLET AND ASSIGNMENT

The Sub-Tenant will not sub-sublet the Premises, or assign the SubLease without obtaining the prior written consent of the Sub-Landlord, which consent will not be unreasonably withheld, and provided that the Sub-Tenant always obtains the Head Landlord’s consent in accordance with the Head Lease. However, the Sub-Tenant shall remain responsible solidarily with the new Sub-Tenant for all the obligations contained herein. However, the SubTenant has the right to release the office space without the SubLandlord’s approval so long as the use is for office.

SECTION 9. SECURITY DEPOSIT

The Sub-Tenant shall provide the Sub-Landlord with a cheque of NINETEEN THOUSAND SIX HUNDRED AND TWO AND SEVENTY CENTS ($19,602.70) which shall be held in trust in Canada on a security deposit until the sublease termination. In addition the SubLandlord shall continue to hold in trust, in Canada, as security the last months rent presently in the SubLandlord’s possession. All interest gains of the said security deposits belong entirely to the Sub tenant.

SECTION 10. SIGNAGE

The Sub-Tenant has the right to install (at its own cost) a sign in front of the Premises located at 1710 Transcanada Highway the whole to be determined between the parties, but consistent with the bylaws of the City of Dorval (Montreal).

SECTION 11. PAYMENT OF RENT

Upon each payment of rent as foreseen herein by the SubTenant to the Sub-Landlord, the Sub-Tenant shall have no further liability towards the Landlord for such payment.

SECTION 12. PARKING OF CARS

The Sub-Tenant shall have the right to use the common parking area in the Premise’s exterior parking lot.

SECTION 13. PARKING OF TRAILERS

The Sub-Tenant shall have the right to park trailers in the common shipping area.

SECTION 14. SUBLANDLORD’S EXERCISE OF RIGHTS

(i)	the SubTenant fails to pay gross rent or other sums due hereunder on the day or dates appointed for the payment thereof; or

(ii)
the Sub-Tenant fails to observe or perform any of the ‘terms, covenants or conditions of the Sub-Lease to be observed or performed by the Sub-Tenant, provided the Sub-Landlord first gives the Sub-Tenant ten (10) days written notice of any such failure to perform and the Sub-Tenant, within such period of ten (10) days fails to commence diligently and thereafter to proceed diligently to cure any such failure to perform; or

(iii)
the Sub-Tenant becomes bankrupt or insolvent within the meaning of the Bankruptcy and insolvency Act of Canada, or takes or attempts to take the benefit of any act now or hereafter in force for bankrupt or insolvent debtors, or files any proposal or makes any assignment for the benefit or creditors, or any proceedings for a composition with creditors under any Federal or Provincial law, if instituted by or against the SubTenant, or a petition shall be filed against the Sub-Tenant and not be discharged or bona fide disputed within seven (7) days from the filing thereof. The Sub-Tenant acknowledges and agrees to waive any rights it may have for itself or a trustee in bankruptcy under the Bankruptcy and Insolvency Act of Canada or any other legislation to elect to retain the unexpired Term of this Sub-Lease in the event of any bankruptcy or insolvency by the Sub-Tenant;

(iv)	the Sub-Tenant sells or disposes of its moveable property of the Sub-Tenant or removes them from the Premises, other than in the ordinary course of business;

(v)
the Sub-Tenant abandons or attempts to abandon the Premises a receiving order is made against the Sub-Tenant or a Receiver is appointed by private instrument or by any court of competent jurisdiction for all or a portion of the Sub-Tenant’s Property;

(vi)
the Sub-Tenant sub-leases the Premises without prior written consent which will not be unreasonably withheld or any part thereof to a third party or assigns or transfers this Sub-Lease to a third party or permits a third party to use or occupy the Premises, or any part thereof, or grants any security or encumbrances on this Sub-Lease, the Premises or any of its property located on the Premises, the SubTenant or any agent of the Sub-Tenant falsifies any report required to be furnished to the SubLandlord or the Head Landlord, pursuant to the terms of this Sub-Lease or the Head Lease;

(vii)
the Sub-Tenant, or any person with whom it is affiliated or associated, as such terms are defined in the Canada Business Corporations Act, is in default under any agreement entered into with the Sub-Landlord or any of its affiliates or associates;

(viii)	the Sub-Tenant commits any other breach of the provisions of this Sub-Lease that is not capable of remedy;

In any of these cases the Sub-Landlord shall have the right to terminate this Sub-Lease and the Sub-Landlord shall forthwith re-enter the Premises as though the Sub-Tenant had not been in possession thereof, subject, however, to the terms, covenants and conditions contained in the Sub-Lease, and to the rights of the Head Landlord provided for in the Head Lease, or at law.

Notwithstanding any such re-entry, it is understood and agreed that Rent, refer to section 1, continues to be payable in accordance with the terms of this Sub-Lease and all of the other terms, covenants and conditions contained in the Head Lease are to be observed and performed in accordance with the terms of the Head Lease.

SECTION 15. SPECIAL CONDITIONS

Notwithstanding the provisions of Article 22 of the Head Lease, the Sub-Landlord guarantees the Sub-Tenant, peaceful enjoyment of the Premises and the Head Landlord must make any and all repairs necessary to the Premises except minor maintenance repairs that shall remain at the SubTenant’s expense.

SECTION 16. PREMISES “AS IS”

The SubLessor will deliver the Premises on an “as is” basis -except for the work to be perform by the Sublandord describe on section 16A-, on the condition and understanding the SubLessee is and has occupied the land and building and knows the condition of same.

(a)	The SubLessee shall not have any rights to demolish, make alterations and installations to the building.

(b)
The SubLessee upon the termination of the lease shall restore the building in the same condition in which it was at the lease commencement save for normal wear and tear and the SubTenant shall be responsible for all damages caused by their use.

SECTION 16A WORK

The Sub Landlord will ensure the following work is performed by the head landlord.

1)	The loading dock yard must be re-asphalted

SECTION 17. GUARANTEE

TRANSPORT IDEAL INC. an affiliated company to the Sub-Tenant agrees with the Sub-Landlord, waiving all benefit of division and discussion, at all times during the Term that it will guarantee up to a maximum amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00):

(a)	make the due and punctual payment of all rent, monies, charges and other amounts of any kind whatsoever payable under the Sub-Lease by the SubTenant;

(b)
effect prompt and complete performance of all and singular the terms, covenants, provisions and conditions contained in the Sub-Lease on the part of the Sub-Tenant to be kept, observed and performed; and

(c)
indemnify and save harmless the Sub-Landlord from any loss, costs or damages arising out of any failure by the Sub-Tenant to pay the aforesaid rent, monies, charges or other amounts due under the SubLease or resulting from any failure by the Sub-Tenant to observe or perform any of the terms obligations and conditions contained in the Sub-Lease.

SECTION 18. MISCELLANEOUS

(a)
The Sub-Tenant hereby acknowledges having diligently and thoroughly examined the Premises, as well as all Leasehold Improvements therein situated and declares being entirely satisfied with the state thereof. The Sub-Tenant shall not do anything which would cause the Sub-Landlord to be in default of its obligations under the SubLease and/or the Head-Lease.

(b)
The Sub-Tenant shall indemnify and save harmless the SubLandlord against and from any and all rentals, expenses, cost damages, suites, actions or liabilities arising out of the failure of the Sub-Tenant to perform any of its obligations hereunder and against and from all claims and demands of every kind and nature made by any person or persons to or against the SubLandlord for all and every manner of cost damages and expenses incurred by, or injury or damage to such person or persons, his, her or their property related to or arising from the Sublease and/or the Premises or the use and occupation thereof and from all costs, legal fees (including judicial and extra judicial fees and disbursements). Expenses and liabilities incurred in connection with such claim or any action or proceeding brought in respect thereto.

(c)
Save and except for its intentional or gross fault, the SubLandlord shall not, for any reason whatsoever, be responsible for damages suffered by the SubTenant or any other person by reason of the manner or operation of, defect in, or want of repair of the Premises, or the building in which they are located, or any part thereof, nor shall the Sub-Landlord be responsible for any damage to or loss of any moveable property, nor injury to the SubTenant or any other person which occurs in, on or about the Premises, howsoever occurring.

(d)
The Sub-Landlord’s sole obligations under the Sublease are those expressly stated herein and the Sub-Landlord shall not be liable for any failure on the part of the Head Landlord to observe and perform its obligations under the Lease.

(e)
In the event the Sub-Tenant fails to perform any of its obligations hereunder, the Sub-Landlord shall have, without limiting the foregoing, all the rights, remedies, privileges, protections and indemnities against the SubTenant which the Head Landlord has under the Head Lease for a breach of the obligations of the Sub-Landlord thereunder.

(f)
The Sub-Tenant acknowledges having received a copy of the Head Lease and declares itself to be familiar with each and every one of its provisions. Notwithstanding any contrary provision contained herein, the Sub-Tenant guarantees to the Sub-Landlord and binds and obliges itself (i) for the due and prompt performance of all of the obligations to the Sub-Landlord under or in virtue of the Head Lease relating to the Premises and whose performance will be required during the Term and (ii) for all of the consequences flowing from any default to perform such obligations

(g)
The Sub-Landlord and the Sub-Tenant acknowledge and agree that, except as otherwise expressly provided in this Offer to SubLease, as between themselves, the Sub-Lease is and will at all times be deemed to have been concluded under the same terms and conditions as are contained in the Head Lease so that the Sub-Tenant is and shall remain obligated towards the SubLandlord in the same manner as is the SubLandlord obligated towards the Head Landlord In virtue of the Head Lease.

NOTICE

Any notice, or any communication required or permitted to be given to any party pursuant to any of the provisions of this Offer to Sub-Lease shall be sufficiently given if such notice or other communication is in writing and is delivered to such party personally, or mailed by registered mail, postage prepaid, addressed to such party as follows:

TO:	SUB-LANDLORD

GRAND TOYS INTERNATIONAL INC.
c/o INTERNATIONAL PLAY THINGS
Mr. Michael Varda
75D Lackawnna Avenue
Parsippany, New Jersey 07054

TO:	SUB-TENANT

Corporation Paragon Int’l.
Mr. Bernard Pettigrew
1710 Trans Canada Hwy.
Dorval, (Quebec)
H9P 1H7

or to such other address of such party as any of them may from time to time notify the other parties in the manner herein before provided, and any such notice, or other communication shall be deemed to have been received by any such party when delivered to it or to him, or if mailed as aforesaid, on the fifth (5th) business day following the date of mailing. In the event of an interruption or slow down in the Postal System, all notices shall be delivered.

Any party may change the address set out above by appropriate written notice to the other party. In any case, any such written notice shall be deemed to have been received on the date of its delivery or, if mailed, four (4) days after the mailing thereof.

SECTION 19. LANGUAGE

Tel que convenu par le SousLocataire et le SousBailleur, ce document a ete redige en anglais. / As agreed by both the SubTenant and the Sub-Landlord, this document has been drawn up in English.

SECTION 20. ACCEPTANCE

This Offer to Lease is open for acceptance by the Sub-Landlord until 5:00 p.m. June ___, 2007 after which time, if not accepted, it will become null and void and of no effect. Acceptance of this Offer will be deemed to have been made when signed by the SubLandlord and returned to AXXA REALTIES INC.

CORPORATION PARAGON INTERNATIONAL
(Sub-Tenant)

Per:	/s/ MARIO E. FUNEZ	/s/ SERGE LEWIS
	Mario E. Funez	Witness
	June 18, 2007	Serge Lewis
June 18, 2007

GRAND TOYS LTD.

Per:	/s/ MICHAEL VARDA	/s/ ANNA VREELAND
	CEO International Playthings Inc.	Witness